SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 24, 2019

ALPHACOM HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55315	N/A
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)

14th Floor, Connaught Harbour Front House 35 Connaught Road West Sheung Wan, Hong Kong 999077 Tel: 852.2811.8186
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Gregorio Luperón #7 Puerto Plata, Dominican Rebublic 829-876-4960
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02. UNREGISTERED SALES OF EQUITY SECURITIES

The following table sets forth, as of April 24, 2019, the beneficial ownership of the outstanding common stock by: (i) any holder of more than five (5%) percent; (ii) each of our executive officers and directors; and (iii) our directors and executive officers as a group. Unless otherwise indicated, each of the stockholders named in the table below has sole voting and dispositive power with respect to such shares of common stock. As of the date of this Current Report, there are 65,452,010 shares of common stock issued and outstanding.

Name and Address of Beneficial Owner Directors and Officers:	Amount and Nature of Beneficial Ownership	Percentage of Beneficial Ownership

Mark Kraus(1) 14th Floor, Connaught Harbour Front House 35 Connaught Road West Sheung Wan, Hong Kong 999077	14,400,000	22.00%

Scott Silver(2) 14th Floor, Connaught Harbour Front House 35 Connaught Road West Sheung Wan, Hong Kong 999077	10,800,000	16.50%

George Albert Martin(3) 14th Floor, Connaught Harbour Front House 35 Connaught Road West Sheung Wan, Hong Kong 999077	10,800,000	16.50%

All executive officers and directors as a group	36,000,000	55.00%

(1) Mark Kraus was issued these shares to serve as our President, Chief Executive Officer and as a member of our Board of Directors.

(2) Scott Silver was issued these shares to serve as our Secretary and as a member of our Board of Directors.

(3) George Albert Martin was issued these shares to serve as our Treasurer, Chief Financial Officer and as a member of our Board of Directors.

ITEM 5.01. CHANGES IN CONTROL OF REGISTRANT

On April 24, 2019, Mssrs. Kraus, Silver and Martin acquired control of thirty-six million (36,000,000) shares (the “Shares”) of the Company’s issued and outstanding common stock, representing approximately 55.00% of the Company’s total issued and outstanding common stock. The Shares were issued to Mssrs. Kraus, Silver and Martin to induce them to serve in their respective positions as set forth above and to move the Company forward in a new direction.

As a result of the foregoing issuances, the following changes to the Company's directors and officers have occurred:

•As of April 24, 2019, Simeon Leonardo Reyes Francisco resigned from all positions with the Company, including but not limited to those of President, Secretary, Treasurer, Chief Executive Officer, Chief Financial Officer and Director.

•As of April 24, 2019, Mark Kraus was appointed as a member of the Company’s Board of Directors and as the Company’s President and Chief Executive Officer.

•As of April 24, 2019, Scott Silver was appointed as a member of the Company’s Board of Directors and as the Company’s Secretary.

•As of April 24, 2019, George Albert Martin was appointed as a member of the Company’s Board of Directors and as the Company’s Chief Financial Officer and Treasurer.

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

Mr. Simeon Leonardo Reyes Francisco resigned from all positions with the Company effective as of April 24, 2019, including President, Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary and Sole-Director. The resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On April 24, 2019, Mr. Mark Kraus was appointed as a member of the Company’s Board of Directors and as the Company’s President and Chief Executive Officer.

The biography for Mr. Kraus is set forth below:

Mark Kraus, age 59, has been majority shareholder and CEO of Domani Global Sourcing Limited in Hong Kong since 2002, a company specializing in sourcing quality products at competitive prices from Asian factories that are socially and environmentally accountable. Domani oversees the entire process, from creative development to shipping – a single pivot point for American, European, Australian and Asian clients. At Domani, Mark’s responsibilities revolve around client relationships, creative development and quality assurance. Prior to his involvement with Domani companies, Mr. Kraus owned and operated KCH Paper Industries, a leader in manufactured paper products. Mark successfully sold KCH in 1998. Mark has been involved in international trade since the early 1980’s, commencing with exporting of converted paperboard products manufactured by KCH to Asia. KCH was also an early vendor to Target Stores for it trademarked “Restore and Restyle” marketing program.

Mark studied Liberal Arts at Gonzaga University in Spokane, WA from 1978 to 1981 and attended USC School of Business Executive MBA program in 1991.

On April 24, 2019, Scott Silver was appointed as a member of the Company’s Board of Directors and as the Company’s Secretary.

The biography for Mr. Silver is set forth below:

Scott Silver, age 59, has been President of Domani America Inc. for the past 8 years, and he is primarily responsible for developing licensing programs in the retail industry. Prior to joining Domani, Scott spent 25 years in the retail industry, including executive positions at Linens ‘n Things and Sears.

Scott received his BA in Economics at State University of New York Buffalo in 1993.

On April 24, 2019, George Albert Martin was appointed as a member of the Company’s Board of Directors and as the Company’s Chief Financial Officer and Treasurer.

The biography for Mr. Martin is set forth below:

George Martin, age 42, has been a business consultant focusing on start-up and turn-around situations, designing and implementing accounting and internal control procedures for the past 10 years. For the past two years, he has been CFO of Domani Group Companies. George started his career with Ernst and Young in Honolulu (1999 to 2001) and rejoined them in Los Angeles (2005 to 2009). He has 10 plus years experienced as controller of both publicly traded and private companies.

George received his BS degree in Accounting from the University of Southern California in 1999.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALPHACOM HOLDINGS INC.
Dated: April 24, 2019
/s/ Mr. Mark Kraus
Mr. Mark Kraus
President and Chief Executive Officer